Exhibit (a)(7)

BLOCKBUSTER INC.

ELECTION FORM

(Restricted Share Units) (Canada and Ireland)

Please read this Election Form carefully. Terms not otherwise defined in this Election Form have the meanings set forth in the Blockbuster Inc. “Offer to Exchange Outstanding Unexercised Options to Purchase Shares of Blockbuster Inc. Class A Common Stock for Restricted Shares of Blockbuster Inc. Class A Common Stock or Restricted Share Units Settleable in Blockbuster Inc. Class A Common Stock or Cash” dated November 9, 2004 (the “Offer to Exchange”).

If you elect to exchange your Eligible Options for restricted share units upon the terms and subject to the conditions set forth in the Offer to Exchange, your properly completed Election Form must be RECEIVED by EquiServe Trust Company, N.A. (which we refer to as “EquiServe”), the exchange agent for the Offer, by 5:00 p.m., Eastern Time in the U.S., on December 10, 2004 (or such later time and date if we extend the Offer). Your election must be made in one of the following three ways:

Election by Internet – http://www.eproxyvote.com/bbi-units

Use the internet to make your election 24 hours a day, 7 days a week prior to the Expiration Date. Have this Election Form in hand when you access the EquiServe exchange web site. You will be prompted to enter your Control Number, which appears on the reverse side, and social security number or Global ID number. Then follow the simple instructions provided to you on the EquiServe exchange web site to make an electronic election.

Election by Fax – 1-201-324-3247 (Europe: add 00 before the fax number)

Check the box on this Election Form, sign this Election Form as your name appears on this Election Form on the reverse side, date and fax this Election Form to EquiServe at the fax number indicated above.

Election by Mail – Check the box on this Election Form, sign this Election Form as your name appears on this Election Form on the reverse side, date and mail this Election Form to EquiServe at the address indicated below.

SEE REVERSE

SIDE

FOLD AND DETACH HERE IF YOU ARE MAKING AN ELECTION BY MAIL

Blockbuster Inc. c/o EquiServe Trust Company, N.A.

Post Office Box 8278 Edison, New Jersey 08818-9209 USA

WE STRONGLY ENCOURAGE YOU TO MAKE YOUR ELECTION THROUGH THE INTERNET. This eliminates the need to deliver this written Election Form to EquiServe. If you are not able to access the EquiServe exchange web site or choose not to use the internet to make your election, you may transmit this Election Form by fax or mail, in which case we recommend that you allow ample time for delivery. Please keep a copy of all documents. EquiServe will not be responsible for any lost faxes or mail. The method of delivery of Election Forms, as well as notices of withdrawal delivered as discussed below, is at the election and risk of the tendering or withdrawing option holder. Election Forms not received by the deadline, even if sent before the deadline, will not be valid and will be disregarded. You can call EquiServe during the exchange period at 1-800-726-7438 or 1-201-222-4400 to confirm that your election has been received.

At any time you still have the right to do so, you may withdraw your tendered options by completing a notice of withdrawal that accompanies the Offer to Exchange, signing it, and faxing it to EquiServe at 1-201-324-3247 (Europe: add 00 before the fax number), or mailing it to EquiServe at the address set forth on the notice of withdrawal. If you elect to withdraw your tendered options, your withdrawal will not be effective unless EquiServe receives your properly signed and dated notice of withdrawal before your right to withdraw your tendered options expires. You can call EquiServe during the exchange period at 1-800-726-7438 or 1-201-222-4400 to confirm that your notice of withdrawal has been received. As set forth above, the method of delivery of a notice of withdrawal is at the election and risk of the withdrawing option holder.

You should carefully read the Offer to Exchange, and the documents referred to in the Offer to Exchange, before you complete the Election Form.

Note: If you do not wish to exchange your Eligible Options, you do not need to complete or return this Election Form.

Please mark your election as in this example.

YOU WILL NOT BE DEEMED TO HAVE MADE A VALID TENDER OF YOUR ELIGIBLE OPTIONS UNLESS YOU (A) CHECK THE BOX BELOW AND (B) SIGN THIS ELECTION FORM WHERE INDICATED BELOW.

CHECK BOX BELOW:

I elect to exchange all of my Eligible Options for restricted share units upon the terms and conditions set forth in the Offer to Exchange.

Directions: DO NOT COMPLETE IF YOU WOULD LIKE TO KEEP YOUR OPTIONS.

The fully executed Election Form must be received by 5:00 p.m. Eastern Time in the U.S. on December 10, 2004.

By delivering this properly completed Election Form, I hereby (a) accept all of the terms and conditions of the Offer set forth in the Offer to Exchange, (b) acknowledge and agree to the election made in this Election Form, and (c) make all of the representations, agreements and acknowledgments contained in this Election Form. I further agree that I have read the Restricted Share Unit Award Agreement that is applicable to me and that is attached as an appendix to the Offer to Exchange and I agree to and accept the terms of such Restricted Share Unit Award Agreement.

SIGNATURE DATE

NOTE: Please sign exactly as your name appears on the Election Form. When signing in a representative capacity, please give full title as such.

FOLD AND DETACH HERE IF YOU ARE MAKING AN ELECTION BY MAIL

REPRESENTATIONS, ACKNOWLEDGMENTS AND AGREEMENTS OF EMPLOYEE:

(1) I have received and read the Offer to Exchange and agree to and accept its terms.

(2) I acknowledge and agree that the restricted share units will be subject to the terms and conditions of the Blockbuster Inc. Amended and Restated 1999 Long-Term Management Incentive Plan, as amended to date (or, if applicable, the Blockbuster Inc. 2004 Long-Term Management Incentive Plan, as amended to date) and a Restricted Share Unit Award Agreement.

(3) I have reviewed the list of my Eligible Options that was provided to me in the personalized statement accompanying the Offer to Exchange and this Election Form, and I agree that such list sets forth all of my Eligible Options. I acknowledge that, if I elect to exchange my Eligible Options for restricted share units, by making such election I am surrendering for cancellation all of my Eligible Options and will have no further rights in any of my Eligible Options after my election is accepted and my Eligible Options are cancelled. I acknowledge that my election to exchange my Eligible Options for restricted share units is entirely voluntary. I acknowledge that I have been advised to consult with my personal financial and tax advisors as to the consequences of making or not making such election. I understand that I will be unable to change my election after the Expiration Date.

(4) I acknowledge and agree that all authority in this Election Form will survive my death or incapacity, and all of my obligations in this Election Form will be binding upon my heirs, personal representatives and assigns.

(5) I acknowledge and agree that any shares I receive upon vesting of my units will be held by EquiServe unless I call EquiServe’s Customer Service Department at 1-800-726-7438 or 1-201-222-4400 and make other arrangements. (6) I acknowledge and agree that I will not be deemed to have made a valid tender of my Eligible Options unless I (a) check the box on this Election Form and (b) sign this Election Form where indicated.